EXHIBIT 5.1

31 October 2008
CAYMAN ISLANDS BRITISH VIRGIN ISLANDS DUBAI HONG KONG JERSEY LONDON

Our Ref: RJ/dlc/D-81652

Fresh Del Monte Produce Inc.

c/o Del Monte Fresh Produce Company

241 Sevilla Avenue

Coral Gables

Florida 33134

USA

Dear Sirs,

Fresh Del Monte Produce Inc. (the “Company”)

We have been asked to provide this legal opinion to you with regard to the laws of the Cayman Islands in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, in connection with the offer of 3,000,000 Ordinary Shares of the Company (the “Shares”) pursuant to the Fresh Del Monte Produce Inc. 1999 Share Incentive Plan (as amended) (the “Plan”).

For the purposes of giving this opinion, we have examined and relied upon the originals or copies of the documents listed in Schedule 1.

In giving this opinion we have relied upon the assumptions set out in Schedule 2, which we have not independently verified.

We are Attorneys-at-Law in the Cayman Islands and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion. We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction.

Based upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we deem relevant and subject to the qualifications set out in Schedule 3, we are of the opinion that, under the laws of the Cayman Islands, subject to payment in full being received by the Company, the Shares have been duly authorised to be issued from time to time pursuant to and in accordance with the Plan and will be issued and fully paid when an entry in respect of such Shares in the name of the registered owners thereof has been made in the register of members of the Company (pursuant to sections 38 and 48 of the Companies Law (2007 Revision) of the Cayman Islands (the “Companies Law”)) confirming that they are fully paid pursuant to a resolution of the Board of Directors of the Company approving the issuance of such Shares. Section 38 of the Companies Law provides, inter alia, that every “...person who has agreed to become a member of a company and whose name is entered on the register of members, shall be deemed to be a member of the company.”. Section 48 of the Companies Law provides that The register of members shall be prima facie evidence of any matters by this Law directed or authorised to be inserted therein.”.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This opinion is given solely for your benefit, the benefit of your legal advisers acting in that capacity in relation to this transaction and may not be relied upon by any other person without our prior written consent. This opinion is governed by and shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully,

/S/ WALKERS
WALKERS

Schedule 1

List of Documents Examined

Part I

(1)	The Certificate of Incorporation, Memorandum and Articles of Association and Register of Directors as provided to us by the Company’s registered office in the Cayman Islands.

(2)	A copy of executed written resolutions of the Board of Directors of the Company dated 29 October 2008.

(3)	Such other documents as we have considered necessary for the purposes of rendering this opinion.

The document at paragraph (2) above is referred to in this opinion as the “Resolutions”.

Schedule 2

Assumptions

1.	The originals of all documents examined in connection with this opinion are authentic, all signatures, initials and seals are genuine, all documents purporting to be sealed have been so sealed, all copies are complete and conform to their original.

2.	The Minute Book of the Company examined by us at the Registered Office of the Company contains a complete record of the business transacted by it.

3.	The corporate records of the Company examined by us at the Registered Office of the Company constitute a complete and accurate record of the business transacted by the Company and all matters required by law and/or the Memorandum and Articles of Association of the Company to be recorded therein are so recorded.

4.	The Resolutions are a true and correct copy of the originals of the same, have been duly executed (and where by a corporate entity such execution has been duly authorised if so required) by or on behalf of each Director and the signatures and initials thereon are those of a person or persons in whose name the Resolutions have been expressed to be signed.

5.	All amounts payable or otherwise due (at any time) in connection with the issue of each of the Shares have been paid in full.

6.	The Company has sufficient authorised and unissued shares to enable it to issue the Shares.

7.	The Resolutions remain in full form and effect and have not been revoked or varied.

8.	No resolutions voluntarily to wind up the Company have been adopted by its members.

9.	The records of the Company which we have specifically not reviewed, do not disclose anything which would affect the opinion given herein.

Schedule 3

Qualifications

1.	Section 134 of the Companies Law provides, inter alia, that every transfer of shares or alteration in the status of members of a company made after the commencement of such company’s winding up shall be void, unless in the case of a transfer of shares only, such transfer is made to or with the sanction of the liquidator. The Companies Law (2007 Revision) does not make any provision for the sanction by a liquidator of any alteration in the status of the members of the company in such circumstances.

2.	Section 156 of the Companies Law provides, inter alia, that every transfer of shares or alteration in the status of members of a company made between the commencement of such company’s winding up and the order for its winding-up shall, unless the court otherwise orders, be void.